                                  EXHIBIT 11

                             VORNADO REALTY TRUST

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                                                   FOR THE THREE MONTHS ENDED
                                                                               ----------------------------------
                                                                                 MARCH 31,               MARCH 31,
                                                                                   1996                    1995
                                                                               ------------             ---------
Weighted average number of shares
       outstanding                                                               24,274,053            21,686,059

Common share equivalents for
       options after applying treasury
       stock method                                                                 190,425               179,456
                                                                                 ----------            ----------

Weighted Average Number of Shares
       and Common Share Equivalents
       Outstanding                                                               24,464,478            21,865,515
                                                                                 ==========            ==========


Net income                                                                      $15,922,000           $11,837,000
                                                                                ===========           ===========

Net Income Per Share                                                                  $ .65                 $ .54
                                                                                      =====                 =====





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